Exhibit 99.1

ImmunoCellular Therapeutics Issues Letter to Shareholders

2012-02-07 08:00 ET - News Release

LOS ANGELES — (Business Wire)

ImmunoCellular Therapeutics (OTCBB: IMUC) issued the following Letter to Shareholders today:

Dear Shareholder:

ImmunoCellular Therapeutics had its strongest year yet in 2011, starting with the initiation of a Phase II study of our lead product candidate, ICT-107, and the announcement shortly thereafter of one of the largest financings in our company’s history. Many of the developments during 2011 have positioned the company for success in 2012. For example, we recently raised $10.4 million through a public offering underwritten by Cowen & Co. with Summer Street Research Partners acting as co-manager. With the completion of this offering, the company is now well financed to continue its planned operations at least through the end of 2013. In addition to fortifying our balance sheet, this financing signals investor confidence not only in our recent progress, but also and more importantly in our ability to continue our strong performance in 2012.

I wanted to share some of the key developments that we look forward to accomplishing for this year, so you can see why the ImmunoCellular Management team and many investors are so excited:

1.	Completion of enrollment of Phase II clinical trial for ICT-107.

2.	On the same scientific principles of targeting cancer stem cells like ICT-107, we are also moving towards developing a second vaccine (ICT-140) which will target ovarian cancer. Just like glioblastoma (GBM), ovarian cancer is known to respond well to immunotherapy. We are working with some of the leading academic investigators on designing a trial and hope to bring this into the clinic in 2012.

3.	In-licensing of several antigens that could be incorporated into ICT-140 and other products down the road from major medical centers in US.

4.	We have been working over the last few years on targeting CD-133, which is one of the most ubiquitous markers present on cancer stem cells not only in GBM but also in pancreatic, breast, ovarian and other solid tumors. We plan to start a new clinical trial for ICT-121 this year for recurrent GBM and potentially move to other indications over time.

Now, I would like to share with you some of the corporate highlights from last year, which we believe have positioned the company to achieve some of the milestones I outlined above:

FINANCING

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Strengthened balance sheet. In February 2011, we completed a private placement through which we raised $8.1 million. Through this financing, we welcomed many leading life-science investors to our shareholder base and substantially strengthened our balance sheet. In addition, we raised an additional $10.4 million in January 2012 from several high quality healthcare focused investors. Post this financing, we have over $16 million in cash reserves to fund our operations, which we believe should be sufficient for the next 24 months. While pipeline advancement has increased our research and development expenses, we continue to be conservative in our cash burn rate by maintaining a lean infrastructure, staying focused on product development while outsourcing basic research to leading specialty service providers. This business model has proven to be extremely capital efficient and a source of strategic strength in challenging economic times.

CLINICAL DEVELOPMENT

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Initiation of Phase II ICT-107 study in GBM. In January 2011, we announced the Food and Drug Administration’s acceptance of our Investigational New Drug application to commence a Phase II study of ICT-107, our lead dendritic cell-based vaccine candidate for the treatment of GBM. To date, we have initiated the trial in 23 centers, including some of the top brain tumor treatment centers across the country. There are currently more than 115 patients enrolled in the study, with an estimated 160-200 to be enrolled in total in order to treat 102 patients with HLA-A1/A2 immunological subtypes. We expect to complete enrollment by Q2, 2012 and conduct interim analysis when 50% of events have occurred (32 deaths for interim analysis as the trial is designed to observe 64 events for the final analysis).

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Robust Phase I survival data. Progression-free and overall survival times for GBM patients treated with ICT-107 continue to be substantially longer than those associated with standard of care (SOC) alone. In September, we reported three-year data indicating an overall survival of 55%, compared to 16% based on historical SOC. Of the 16 newly diagnosed patients who received ICT-107, 38% continue to show no tumor recurrence after three years, compared to the historic disease-free survival rate of 6% with SOC. Out of these patients, 19% remain disease-free after more than four years. No serious adverse events due to treatment have been observed to date.

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Correlation between survival and antigen expression. The data we presented at ASCO also demonstrated a correlation between progression-free survival and expression of certain antigens on tumors targeted by ICT-107. Overall survival and progression-free survival are typically the primary endpoints in pivotal oncology clinical trials. Additionally, we demonstrated a decrease in cancer stem cell (CSC) populations in a few patients who received vaccination. This finding validates our mechanism of targeting CSCs from GBM tumors, and immunotherapy as a safe and effective means of doing so.

BUSINESS & INTELLECTUAL PROPERTY DEVELOPMENT

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Manufacturing agreement with Progenitor Cell Therapy. In October, we retained the services of Progenitor Cell Therapy (PCT), an internationally recognized cell therapy services and development company and a wholly-owned subsidiary of NeoStem, Inc., to serve as the second manufacturing site to produce ICT-107. As part of this agreement, PCT will transfer and qualify the cGMP manufacturing process for ICT-107 at PCT’s West Coast facility in Mountain View, California for use in our Phase II study, and provide subsequent manufacturing to support future trials and development efforts.

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Strategic collaboration with BioWa. In June, we entered into an agreement with BioWa, Inc. to use BioWa’s patented POTELLIGENT ® Technology platform to develop antibody-dependent cellular cytotoxicity enhanced antibodies. We believe these enhanced versions of our proprietary antibodies will prove to be valuable partnering assets as we continue pursuing business development opportunities for these broadly applicable therapeutic candidates.

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Launch of Caerus Discovery. Also in collaboration with BioWa, we announced the launch of Caerus Discovery, LLC, a new, privately owned biotechnology company based on the Prince William campus of George Mason University. In this joint venture, BioWa will fund drug-target discovery and antibody development activities using our proprietary monoclonal antibody technologies.

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Patent portfolio expansion. Last year, we received two new patents and were granted allowance on one of the key patents on ICT-107 which covers method of treating neural cancers with these antigens and another allowance on a patent targeting cancer stem cell antigens for glioblastoma, expanding the company’s issued patent portfolio to nine, with more than 18 additional patents pending. One of the new patents relates to the use of the therapeutic antibody candidate ICT-69 in the treatment and detection of multiple myeloma and ovarian cancer; the other covers the use of dendritic cells for the treatment of brain cancers, when used in combination with chemotherapy.

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Recognition of ICT-107 by several sources. ICT-107 was included among R&D Directions’ “100 Great Investigational Drugs” and Windhover’s “Top 10 Licensable Oncology Products.” It was also featured as a “promising vaccine” for brain cancer treatment on CBS News, and highlighted as one of the top ten therapeutic cancer vaccines by Fierce Biotech. While patient benefit and shareholder value will always be the primary measures of our success as a company, this positive recognition from multiple independent sources attests to the growing confidence of both clinicians and investors in our ability to develop novel therapeutics that significantly improve clinical outcomes for patients with cancer.

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Leadership position in cancer stem cell therapeutic development. There is a growing evidence of the role cancer stem cells play in cancer recurrence and metastasis and the financial community is starting to realize this could change the paradigm of cancer treatment. We are being increasingly recognized as one of the leading players in this field with a phase IIb clinical program and have presented at numerous scientific and investment conferences on our progress and differentiation in the market.

With financing completed earlier this year and two years of cash to support these programs, we expect to be able to stay the course in developing the next generation of immunotherapy products. These could potentially be game changers in treatment of patients with brain and other cancers with large unmet medical needs.

With encouraging data from our Phase I study of ICT-107 in GBM, solid progress in Phase II enrollment, a broad intellectual property estate, and a new strategic collaboration related to our antibody therapeutics program, we are excited about where we are today.

Last, but not least, I would like to thank you, our shareholders, for your ongoing support as we continue to work toward our goal of becoming the preeminent developer of cancer stem cell therapeutics. We look forward to updating you on our continued progress toward this goal in the year ahead.

Best regards,

Manish Singh, Ph.D.

President and CEO

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics (OTC.BB: IMUC) is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company recently commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor associated antigens for glioblastoma. To learn more about IMUC, please visit www.imuc.com

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, the risk that the safety and efficacy results obtained in the Phase I trial for the dendritic cell-based vaccine will not be confirmed in subsequent trials; the risk that the correlation between immunological response and progression-free and overall survival in the Phase I trial for ICT-107 will not be reflected in statistically significant larger patient populations; the risks associated with adhering to projected preclinical or clinical timelines and the uncertainties of outcomes of development work for product candidates. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.

CEOcast, Inc. James Young

212-732-4300

Investor Relations

jyoung@ceocast.com

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